UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 10, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands
(Address of principal executive offices)

Registrant’s telephone number, including area code +31 20 502 0000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On April 10, 2005, VIA NET.WORKS, Inc. (the “Company”) signed a letter of intent with Claranet Group Limited (“Claranet”), an independent and privately held European internet service provider.  Under the terms of the letter of intent, Claranet would purchase all of the Company’s European and U.S. businesses and certain back office and technical support assets and liabilities for a purchase price of between $26.5 million and $27 million in cash.  In signing the letter of intent, Claranet has paid a deposit of $3 million against the purchase price to secure exclusive negotiation rights with the Company until April 30, 2005.  The letter of intent provides, among other things, that between the signing of the definitive purchase agreement and closing of the transaction, Claranet would provide an interim working capital facility of up to $6 million, secured by pledges by the Company of shares in certain of its European subsidiaries; the purchase price will be reduced by the amount that the Company draws down on this facility.

The definitive purchase agreement will be subject to various conditions to completion, including the approval of the Company’s shareholders and the absence of material adverse change in the Company’s business.  There can be no assurance that the Company will be successful in negotiating a definitive agreement or achieving completion of the proposed transaction.

A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(c) Exhibits.

99.1               Press Release dated April 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President,
General Counsel & Secretary

April 13, 2005

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 11, 2005.